SEALSQ CORP.

Incorporated in the British Virgin Islands

Company No. 2095496

(the Company)

Extract of a Written Resolution of the Shareholders of the Company dated 8 December 2023

Amendment to the Memorandum and Articles of Association

IT WAS RESOLVED that the Company’s Memorandum and Articles of Association be amended with the following change:

1.	The text of Regulation 6.2 of the Articles of Association is hereby amended and restated in its entirety to read as follows:

The Directors shall call at least one meeting per year and shall designate such meeting as the Annual General Meeting. The first Annual General Meeting shall be called within 12 months of the listing of the Company, on the Nasdaq Global Market, and there after once a calendar year. All other meetings shall be regarded as General Meeting.

In accordance with section 13 of the Act, the registered agent of the Company be and is hereby authorized and directed to file a Form R201 electronically via the BVI VIRRGIN system together with a certified extract of these resolutions with the BVI Registrar of Corporate Affairs, together with any other notices as required pursuant to the laws of the British Virgin Islands

Dated this 21st day of December, 2023.

Harneys Corporate Services Limited

Registered Agent